Exhibit 5.3

[TAFT STETTINIUS & HOLLISTER LLP LETTERHEAD]

February 3, 2021

Diversified Healthcare Trust

Two Newton Place

255 Washington Street, Suite 300

Newton, Massachusetts 02458

Ladies and Gentlemen:

We have acted as special Indiana counsel to CSL GROUP, INC., an Indiana corporation (“CSL”), and O.F.C. Corporation, an Indiana corporation (“OFC” and together with CSL, the “Opinion Parties” and each an “Opinion Party”), and are rendering this opinion in connection with the prospectus, dated May 28, 2020 (the “Base Prospectus”), as supplemented by the prospectus supplement, dated February 3, 2021 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the registration statement on Form S-3 (the “Registration Statement”) filed by Diversified Healthcare Trust, a real estate investment trust organized under the laws of Maryland (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on June 22, 2018, as amended by Post-Effective Amendment No. 1 filed with the Commission on May 28, 2020, and the offer and sale of: (i) $500,000,000 of the Company’s 4.375% Senior Notes due 2031 (the “Notes”) and (ii) guarantees of the Notes (the “Guarantees”) by certain subsidiaries of the Company, including the Opinion Parties (collectively, the “Guarantors”), in each case pursuant to the Indenture, dated as of February 18, 2016 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture, to be dated as of February 8, 2021 (the “Supplemental Indenture”), among the Company, the Guarantors and the Trustee (the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”).

In connection with this opinion, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have relied as to certain matters on information furnished by public officials, officers of the Company and the Guarantors, and other sources believed by us to be responsible.

Based upon and subject to the foregoing and subject also to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that: (i) each Opinion Party is a corporation incorporated and validly existing under the laws of the State of Indiana, (ii) each Opinion Party possesses the corporate power and authority to execute and deliver the Supplemental Indenture, to perform its obligations thereunder, including the Guarantees pursuant to the terms thereof, (iii) the execution and delivery of the Supplemental Indenture by each Opinion Party, and the performance by such Opinion Party of its obligations under the Indenture (including the Guarantees pursuant to the terms thereof), have been duly authorized by all requisite corporate action on the part of such Opinion Party, and (iv) upon execution and delivery of the Supplemental Indenture by each Opinion Party, each Opinion Party shall have duly executed and delivered the Supplemental Indenture.

We are members of the bar of the State of Indiana. We do not express any opinion herein on any laws other than those of the State of Indiana.

We hereby consent to the filing of this opinion as Exhibit 5.3 to the Company’s Current Report on Form 8-K dated February 3, 2021. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are “experts” under the Securities Act or the rules and regulations of the Commission thereunder.

February 3, 2021

This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law, and we have assumed that at no future time would any such subsequent change of fact or law affect adversely our ability to render at such time an opinion (a) containing the same legal conclusions set forth herein and (b) subject only to such (or fewer) assumptions, limitations and qualifications as are contained herein. Sullivan & Worcester LLP, counsel to the Company, may rely on this opinion in connection with an opinion of even date herewith to be issued by it relating to the issuance of the Notes and the Guarantees.

Very truly yours,

/s/ Taft Stettinius & Hollister LLP